EXHIBIT 10.1

EXECUTION COPY

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made as of March 30, 2007 by and between BIOMET, INC., an Indiana corporation (“Company”), and Greg Hartman (“Executive”).

WHEREAS, Executive has elected to retire from the Company and to resign all his positions with the Company effective as of March 30, 2007;

WHEREAS, the parties have agreed to resolve certain matters related to Executive’s retirement;

WHEREAS, the Company desires to engage Executive as a consultant on the terms set forth in this Agreement to assist in transitioning certain matters for which Executive was previously responsible; and

WHEREAS, Executive desires to provide such consulting services to the Company on the terms set forth in this Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Company and Executive hereby agree as follows:

1.             Retirement and Resignation.  Effective as of March 30, 2007 (the “Separation Date”), Executive hereby retires from the Company and, as a consequence, voluntarily resigns his employment with the Company and all of its affiliates, including without limitation Executive’s position as Chief Financial Officer.

2.             No Entitlement to Severance.  Executive acknowledges and agrees that Executive is not entitled to, and hereby waives any potential entitlement to, any severance or termination benefits that could be payable in connection with his retirement and resignation from employment with the Company.  Without limiting the foregoing, Executive hereby agrees that the Severance and Change in Control Agreement dated as of September 20, 2006 by and between Executive and the Company (the “Severance Agreement”) is hereby terminated and of no further force or effect.  Executive agrees that Executive shall not be entitled to, and hereby waives any potential future entitlement to, any of the benefits or payments described in the Severance Agreement.

3.             Treatment of Options.  Executive acknowledges that the Company is conducting an investigation (the “Investigation”) to determine the extent to which compensatory options previously granted by the Company were granted with an exercise price lower than the fair market value of the Company’s common stock on the applicable date of grant.  The Company and Executive hereby agree to the following with respect to options granted to him by the Company.

(a)           Previously Exercised Options.  Executive shall repay to the Company in accordance with this Section 3(a) the aggregate amount (the “Discount”) by which the exercise price of any or all compensatory options granted to Executive by the Company that Executive exercised prior to the date hereof was less than the fair market value of the Company’s common stock on the applicable date of grant of each such option.  The Company shall determine the amount of the Discount in good faith and, absent manifest error, the Company’s determination shall be final, binding and conclusive.  Executive shall pay the amount of the Discount to the Company promptly after receipt of a written notice from the Company setting out in reasonable detail the calculation of the Discount.  Without in any way limiting Executive’s obligation to repay the Discount directly, Executive hereby authorizes the Company to withhold the Discount from any and all amounts otherwise payable to Executive hereunder or otherwise in the event Executive fails to promptly pay the Discount.

(b)           Vested Options.  Executive agrees that, with respect to all unexercised options previously granted to Executive that are vested and exercisable on the date hereof (the “Vested Options”), the Company may, without any further need for Executive’s consent, increase the exercise price of such options to an amount the Company determines in good faith is equal to the fair market value of the Company’s common stock on the date such options were originally granted.  Absent manifest error, the Company’s determination of the appropriate exercise price shall be final, binding and conclusive.  Executive agrees to execute any document related to such adjustment reasonably requested by the Company.  In the event Executive exercises any options described in this Section 3(b) prior to any adjustment contemplated hereby, such options shall be treated in accordance with Section 3(a).  Vested Options shall be exercisable after the Separation Date in accordance with their terms, it being agreed that the Vested Options shall remain exercisable until the earlier of (i) the date such Vested Options would otherwise expire (in the absence of Executive’s retirement) or (ii) the three month anniversary of the Separation Date (or, if earlier, the latest date on which such Vested Options may be exercised without incurring any penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(c)           Remaining Options.  Executive acknowledges and agrees that he will not be entitled to, and hereby waives and entitlement he might otherwise have to, accelerated vesting of any unvested options as a consequence of his retirement from the Company.  All unexercised options previously granted to Executive that are not described in Section 3(b) shall be terminated and canceled as of Executive’s Separation Date.

4.             Release of Claims.

(a)           General Release.  In consideration of the Company’s obligations hereunder and acceptance of Executive’s retirement and resignation, Executive, Executive’s heirs, successors, and assigns, hereby knowingly and voluntarily release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002 or the California Fair Employment and Housing Act, the California Family Rights Act, or the California Labor Code section 1400 et seq., each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company; provided, however, that this General Release shall not apply to or impair (i) claims for vested benefits (excluding any severance or termination benefits, which are specifically waived hereunder) pursuant to any other Company employee benefit plan, as defined in ERISA, in which Executive were a participant before the Separation Date; (ii) any rights to indemnification Executive may have under the by-laws of the Company or applicable law; or (iii) any claims that may arise from any violation of this Agreement. For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Company or any of the Releasees and that this Agreement extinguishes those claims.

(b)           No Claims.  Executive represents and warrants that Executive has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Agreement.  Executive further represents and warrants that Executive has not assigned or transferred or attempted to assign or transfer, nor will Executive attempt to assign or transfer, to any person or entity not a party to this Agreement any of this Claims Executive is releasing in this Agreement.  Furthermore, by signing this General Release of Claims, Executive represents and agrees that Executive will not be entitled to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the matters released hereby.

(c)           ADEA/OWBPA Waiver.  Executive specifically releases and waives any right or claim against the Company arising out of his employment or his resignation of employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”).  Executive understands and agrees that (i) this Agreement is written in a manner that he understands; (ii) he does not release or waive rights or claims that may arise after he signs this Agreement; (iii) he waives rights and claims he may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which he is already entitled; (iv) Executive has been advised to consult with an attorney before signing this Agreement; (v) he has twenty-one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it.  If Executive signs before the end of the Offer Period, Executive acknowledges that his decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.  Executive agrees that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) Executive has seven (7) calendar days after signing this Agreement to revoke the waiver (the “Revocation Period”) and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired.  If Executive revokes the waiver, Section 5 of this Agreement and the provisions of this Agreement relating to Executive’s services as a Consultant (i.e., Sections 6, 7, 8, and 9) shall not be effective or enforceable and Executive shall not be entitled to the payments or benefits provided for in Sections 8 or 9 of this Agreement.  To be effective, the revocation must be in writing and received by Jeffrey R. Binder, Chief Executive Officer at the Company’s address set forth in Section 13.

5.             Continuing Indemnification.  Subject to the terms and conditions of Section 6.3 of the Company's Restated Articles of Incorporation as in effect on the date hereof, the Company will advance and pay reasonable expenses (including attorneys' fees but not including judgments, penalties, fines, or settlements) incurred by Executive in connection with (a) proceedings arising out the Company's historic grant of compensatory stock options; (b) any other proceeding against Executive pending as of the date hereof arising out of his position as a director, officer, or employee of the Company; and (c) any other proceeding against or involving the Company in which Executive may be involved; provided that the Company's obligation to advance and pay such expenses shall be subject to the terms of any undertaking signed by Executive prior to the date hereof (which, under certain circumstances, requires repayment of expenses paid or advanced) or, in the absence of such an undertaking, to the Company's usual and customary practice with regard to its current and former employees in such matters.

6.             Consulting Term.  The Company hereby agrees to engage Executive as a consultant during the period commencing on the Separation Date and, unless terminated earlier pursuant to Section 9, continuing until the six month anniversary of the Separation Date (as applicable, the “Consulting Separation Date”).  The period from the Separation Date to the Consulting Separation Date shall be referred to as the “Consulting Term.”

7.             Consulting Services.  During the Consulting Term, Executive shall make himself available to provide such transition services as are reasonably requested by the Company’s Chief Executive Officer or his designee (the “Company Representative”), including, without limitation, assisting the Company in preparing its financial statement and other related documents and transitioning to other Company personnel the information necessary to prepare the Company’s financial statements (the “Services”).  Executive agrees to provide the Services at such times and locations as the Company Representative reasonably requires, it being understood and agreed that the performance of the Services could require reasonable amounts of travel.  Executive agrees to use his best efforts to perform the Services in a professional and competent manner.

8.             Consulting Compensation and Expense.

(a)           During the Consulting Term, Executive shall receive for the Services to be rendered hereunder a monthly retainer (the “Retainer”) of $29,166 (i.e., an aggregate Retainer of $175,000), which  shall be paid monthly in arrears.

(b)           The Company shall reimburse Executive for reasonable expenses incurred in connection with rendering the Services hereunder in accordance with policies adopted by the Company form time to time.

(c)           During the Consulting Term, the Company shall pay or reimburse Executive the monthly amounts necessary to continue health care coverage for Executive and his eligible dependents pursuant to Section 4980B of the Code.

(d)           Promptly after the later of the expiration of the Consulting Term and closing of the transactions contemplated by Agreement and Plan of Merger by and Among Biomet, Inc., LVB Acquisition Merger Sub, Inc. and LVB Acquisitions LLC (the “Transaction Agreement”) at a price per share of common stock, without par value, of the Company (a “Share”) of at least $44, the Company shall pay Executive a bonus in an amount equal to the sum of $325,000 (the “Final Payment”); provided that Executive shall be entitled to the Final Payment if the Transaction is consummated at a price per share of less than $44 and the Company determines in its sole discretion that the reduction in purchase price is unrelated, in whole or in part, to (i) the Investigation and (ii) any other matter related to the account practices or financial statements of the Company or its subsidiaries.  As a condition to receiving all or any portion of the Final Payment, Executive shall be required to execute, deliver and not revoke a general release of claims prepared by the Company that is consistent in all material respects with the general release set forth in Section 4.

9.             Termination of the Consulting Term.

(a)           Termination of the Consulting Term.  The Company may terminate the Consulting Term and Executive’s engagement as a consultant for Cause.

(b)           Termination by the Company For Cause.  If the Company terminates the Consulting Term and Executive’s engagement as a consultant hereunder for Cause, Executive shall be entitled, in full satisfaction of the Company’s obligations hereunder, to payment of his Retainer through the date of such termination (pro rated for any fractional portion of a month).  For the avoidance of doubt, if the Company terminates the Consulting Term and Executive’s engagement as a consultant for Cause, Executive shall not receive any further payments of the Retainer or the Final Payment.

(c)           Cause.  For purposes of this Agreement, “Cause” shall mean a good faith determination by the Board or the CEO that one or more of the following has occurred: (i) the termination of the Transaction Agreement as a result of issues related to the Investigation or to the subject matter of the Investigation, (ii) consummation of transactions contemplated by Transaction Agreement at per Share price of less than $44 where such reduction in the purchase price is because of issues related to the Investigation or to the subject matter of the Investigation, (iii) Executive’s failing to satisfactorily perform the Services or discharge his duties hereunder for any reason, (iv) Executive’s failing to satisfactorily cooperate with the Securities and Exchange Commission in connection with any investigation related to the Investigation or the subject matter of the Investigation or (v) Executive’s material breach of this Agreement or the Company’s code of conduct that is not cured to the CEO’s satisfaction within 10 days of notice to Executive.

10.           Confidential Information; Inventions of Patents.

(a)           Executive acknowledges and agrees that, as a result of Executive’s past, current or future employment with and engagement by the Company or any of its subsidiaries (the “Company Group”), Executive may develop, obtain, or learn about (or may have developed, obtained or learned about) Confidential Information (as defined below), and the success of the Company Group depends upon the use and protection of such information.  For purposes hereof, “Confidential Information” means any proprietary information, data, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, manufacturing and production and other techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, works (including Company Works (as defined below)), plans and strategies, and all other intellectual property and confidential or proprietary information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any member of the Company Group, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw material sources, partners and/or competitors. Notwithstanding the foregoing, “Confidential Information” shall not include such portions of any information that are or become generally known to and available for use by the public other than as a result of any act or omission by Executive or otherwise as a result of Executive’s breach of any provision of this Agreement.

(b)           Executive shall not disclose or use for Executive’s own account any of the Confidential Information, except as necessary for the performance of Executive’s duties under this Agreement, without the prior written consent of the CEO, unless and to the extent that any Confidential Information is required to be disclosed pursuant to any applicable law or court order; provided that if Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Executive shall (if so permitted) notify the Company promptly of the request or requirement in writing so that the Company may seek an appropriate protective order (at the Company’s sole expense) or waive compliance with the provisions of this Section 10(b).  If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is, on the advice of Executive’s counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Executive may disclose the Confidential Information to such tribunal; provided that Executive shall use commercially reasonable efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate and shall disclose only such portions of the Confidential Information as are required by such tribunal to be disclosed.  In any event, Executive shall use commercially reasonable efforts to mark, or cause to be marked, any Confidential Information that is disclosed in accordance with this Section 10(b) as confidential and to accord such information confidential treatment.  Upon the termination of the Consulting Term, or at any other time that the Company may request in writing, Executive agrees to (i) cease all use of all Confidential Information and Company Works and (ii) deliver to the Company or, at the Company’s election, destroy, all memoranda, notes, plans, records, reports, notebooks (and similar repositories of or containing Confidential Information and/or Company Works), computer files and other documents or other materials (and all copies, summaries and extracts thereof, in whatever form or medium) relating to the business, operations and/or activities of any member of the Company Group or that otherwise constitute Confidential Information, and at any time thereafter, if any such materials are brought to Executive’s attention or Executive discovers them in Executive’s possession or control, Executive shall deliver such materials to the Company, or, at the Company’s election, destroy all such materials, promptly upon such notice or discovery.

(c)           If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, whether patentable or unpatentable and whether or not reduced to practice, know how, data, processes, methods, programs, systems, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during Executive’s employment by or engagement with any member of the Company Group (collectively, “Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any resources of any member of the Company Group and/or within the scope of such employment or engagement and/or relate to the business or operations, or actual or demonstrably anticipated research or development, of the Company or any of its Subsidiaries (collectively, the “Company Works”), then Executive shall promptly and fully disclose such Company Works to the Company.  Any copyrightable work falling within the definition of  Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101.  Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other person as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law.  Executive agrees that he shall not use any Company Works for Executive’s personal benefit, the benefit of a competitor, or for the benefit of any other person or entity other than the Company Group.  Executive agrees to execute any further documents and take any further actions reasonably requested by the Company, at the sole cost and expense of the Company, to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.

11.           Non-Competition; Non-Solicitation; Non-Disparagement.  Executive acknowledges and agrees that the Company Group would be irreparably harmed if Executive were to (i) engage in Competition with the any member of the Company Group within the restricted time periods and geographical areas set forth herein, (ii) solicit employees, or (iii) otherwise induce any supplier, vendor, licensee, distributor, contractor or other business relation of the any member of the Company Group to cease doing business with, or materially alter its business relationship with any member of the Company Group.  Executive further acknowledges and agrees that the covenants set forth in Section 10 and in this Section 11 represent reasonable measures to protect the business interests, including the Company Confidential Information, of the Company Group.

(a)           In further consideration of the granting of the Company’s undertakings set forth herein, Executive agrees that:

(i)            during the period beginning on the Separation Date and ending on the first anniversary of the Separation Date (the “Non-Competition Period”), Executive shall not directly or indirectly engage in, and shall cause any person controlled by Executive not to engage in, Competition.  Notwithstanding anything to the contrary contained herein, Executive shall not be prohibited from owning up to one percent of the outstanding equity securities of a person that is engaged in Competition and that is publicly traded on a national securities exchange or in the over the counter market so long as Executive, other than with respect to such ownership, shall not engage in any activity with such person that otherwise would constitute Competition;

(ii)           during the Non-Competition Period, Executive shall not, directly or indirectly, and shall cause any person controlled by Executive not, to:  (A) induce or attempt to induce any employee of the Company or any of its Affiliates or any distributor of any member of the Company Group to leave the employ of such individual’s employer; (B) hire or offer to hire any person who is, or within the preceding six-month period was, an employee of or consultant to any member of the Company Group or any distributor of any member of the Company Group; or (C) induce or attempt to induce any supplier, vendor, licensee, distributor, employee of any distributor, contractor or other business relation of any member of the Company Group to cease doing business with, or materially alter its business relationship with, such person; and

(iii)          at all times following the Separation Date, Executive shall not disparage, or make or solicit, or encourage others to make or solicit, any derogatory or negative statement or communication about any member of the Company Group or any of their respective businesses, products, services or activities; provided, however, that such restriction shall not prohibit or constrain testimony compelled by valid legal process or valid dispute resolution process.

(b)           Executive hereby acknowledges and agrees that the enforcement of the provisions of Section 10 and this Section 11 may potentially interfere with Executive’s ability to pursue a similar livelihood during the periods set forth therein.  Executive acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Section 10 and this Section 11 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and other confidential information and goodwill of the Company and its Affiliates to the extent and for the periods of time expressly agreed to herein.  Executive agrees that, due to the nature of the business of the Company and its Affiliates, the restrictions set forth in this Agreement (including in Section 10 and in this Section 11) are reasonable as to time and scope.

(c)           Notwithstanding any provision to the contrary herein, (i) each member of the Company Group may pursue, at its discretion, enforcement of Section 10 and this Section 11 in any court of competent jurisdiction (each a “Court”), and (ii) in no event shall any member of the Company Group be held liable for Executive’s legal fees or costs in pursuit of such claim, unless there is a final determination by such Court that the applicable member of the Company Group acted in bad faith.

(d)           The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 10 or this Section 11, and any breach of the terms of Section 10 or in this Section 11 would result in irreparable injury and damage to the Company Group for which no member of the Company Group would have an adequate remedy at law.  Therefore, in the event of a breach or a threatened breach of Section 10 or in this Section 11, the Company Group, each of their affiliates and their respective successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of Section 10 or this Section 11 (without posting a bond or other security), without having to prove damages.  The terms of this Section 11(d) shall not prevent any member of the Company Group from pursuing any other available remedies for any breach or threatened breach of this Agreement.

(e)           For purposes hereof, “Competition” means to directly or indirectly own any interest in, manage, operate, control, invest or acquire an interest in, participate in, consult with, render services for, operate or in any manner engage in any business or enterprise (including any division, group or franchise of a larger organization), whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant, in which any member of the Company Group engaged at any time during the two-year period immediately preceding Executive’s action (the “Reference Date”) or engages in or has plans to engage in as a potential new line of business as of the Reference Date, in each case, anywhere in the world.

12.           Status.  Executive and Company agree that Executive shall perform the Services as an independent contractor and shall have no power or authority to bind any member of the Company Group.  The Company will report all fees paid to Executive by filing a Form 1099-MISC with the Internal Revenue Service as required by law.  Because the Services will be performed by Executive as an independent contractor and not an employee, unless otherwise required by the law, the Company will not make any withholdings from any payments hereunder.  Executive agrees to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Retainer and Final Payment.  Executive will not receive any employee benefits under any Company-sponsored benefit plans or participate in Company-sponsored health insurance.  Executive further agrees to indemnify and hold harmless the Company against any and all liabilities to any taxing authority for any taxes, (except the Company’s share of Social Security, if any), interest or penalties with regard to or arising from the payment of fees.

13.           Notices.  Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Executive:

Greg Hartman
Last Address Shown in Company Records

If to Company:

Biomet, Inc.
56 E. Bell Drive
P.O. Box 587
Warsaw, Indiana 46581-0587
Attn: General Counsel

with a copy to:

Richard Porter, Esq.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601

14.           Entire Agreement.  This Agreement (a) contains the complete and entire understanding and agreement of Executive and Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Executive in connection with the subject matter hereof.

15.           Modification or Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.  No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Company or Executive of any such right or remedy shall preclude other or further exercises thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

16.           Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

17.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18.           Executive’s Representations.  Executive represents and warrants to Company that (i) his execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) he is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity that would prevent his from performing under this Agreement and (iii) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of her, enforceable in accordance with its term.

19.           Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

20.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement) and such successor shall deliver a written affirmation of its obligations hereunder to Executive.  This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, and legatees, but otherwise will not be assignable, transferable or delegable by Executive.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 18.

21.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

22.           Mutual Waiver of Jury Trial.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM

AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

23.           Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

24.           Survivorship.  Any provision of this Agreement, that by its terms, is intended to continue to apply after any termination or expiration of the Consulting Term or the Agreement shall survive such termination or expiration and continue to apply in accordance with its terms.

*   *   *   *   *

IN WITNESS WHEREOF, Executive and Company have caused this Agreement to be duly executed and delivered on the date and year first above written.

BIOMET, INC.

By: /s/ Jeffrey R. Binder
Its: President and Chief Executive Officer

/s/Gregory D. Hartman
Greg Hartman